Joe Laxague
Partner
jlaxague@cronelawgroup.com

The Crone Law Group
strategic legal counsel for emerging companies

1 East Liberty, Suite 600, Reno, NV 89501
500 Fifth Ave, Suite# 938, New York, NY 10110
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www.cronelawgroup.com

September 7, 2021

Brookmount Explorations, Inc.

Re: ***Brookmount Explorations, Inc. Offering Statement on Form 1-A (File No. 024-11533)***

Ladies and Gentlemen:

We have acted as counsel for Brookmount Explorations, Inc., a Nevada corporation (the "Company"), in connection with the Offering Statement on Form 1-A, as amended through the date hereof (the "Offering Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to Regulation A under the Securities Act of 1933, as amended, relating to the qualification of the exempt offering and sale of the following securities of the Company (the "Securities"):

1. Up to 10,000,000 shares of common stock of the Company to be offered to investors by the Company (the "Direct Offering Shares"); and

2. Up to 400,000 shares of common stock of the Company to be issued to Leonite Capital, LLC upon conversion of certain Convertible Promissory Notes previously issued by the Company (the "Leonite Note Shares").

In rendering the opinion set forth below, we have reviewed: (a) the Offering Statement, as amended, and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Convertible Promissory Notes issued by the Company to Leonite Capital, LLC; and (f) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that:

a. the Direct Offering Shares have been duly and validly authorized, and when the Offering Statement has become qualified under Regulation A and the Direct Offering Shares have been issued, delivered, and paid for in accordance with the terms of the Offering Statement, such

shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

b. Upon conversion of the Convertible Promissory Notes issued by the Company to Leonite Capital, LLC in accordance with the terms and conditions thereof, the Leonite Note Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

We consent to the inclusion of this opinion as an exhibit to the Offering Statement and further consent to all references to us under the caption "Legal Matters" in the Offering Circular.

Sincerely,

The Crone Law Group P.C.

The Crone Law Group P.C.